NOTE PURCHASE AGREEMENT

      THIS NOTE PURCHASE AGREEMENT (the "Agreement") is made as of the 19th day of July, 2006, by and between Galaxy Nutritional Foods, Inc., a Delaware corporation (the "Company"), and Frederick A. DeLuca (the "Investor").

      WHEREAS, the Company desires to issue and sell to selected "accredited investors" as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"), one or more Notes (as defined below);

      WHEREAS, the Investor is the owner of a promissory note in the principal amount of One Million Two Hundred Thousand Dollars dated September 12, 2005, which matured on June 15, 2006 (the "Existing Note");

      WHEREAS, the Company and the Investor are also parties to a Registration Rights Agreement dated as of October 6, 2004, pursuant to which the Company was obligated to cause the registration of certain "Registrable Securities" by a specified "Effective Date Deadline" (as such terms are defined in such Agreement);

      WHEREAS, as a result of the Company's inability to cause the registration of the Registrable Securities by the Effective Date Deadline, the Company owes the Investor the sum of $285,104.17 pursuant to the terms of the Registration Agreement;

      WHEREAS, the Investor has agreed to exchange the Existing Note, his right to the foregoing $285,104.17 and the additional amount of $1,200,000 for a new promissory note and warrants pursuant to the terms and conditions set forth herein and in the Note; and

      WHEREAS, the Investor acknowledges that the Company is offering Notes similar to the Note issued pursuant to this Agreement to other "accredited investors," including other holders of promissory notes similar to the Existing Note.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                       TERMS OF THE PURCHASE AND EXCHANGE

Section 1.1   The Purchase and Exchange.

      (a) The New Promissory Note. Subject to the terms and conditions herein and in the Note, and subject to the provisions of Section 1.1(b) hereof, the Investor agrees to purchase a Promissory Note in favor of the Investor in the principal amount of Two Million Six Hundred Eighty Five Thousand One Hundred Four and 17/100 Dollars ($2,685,104.17), in the form attached hereto as Exhibit A (the "Note").

      (b) Payment; Note Exchange. The Note shall be deemed paid to the Company upon or prior to the execution of this Agreement as follows:

            (i) One Million Two Hundred Thousand Dollars ($1,200,000) against surrender of the Existing Note marked "cancelled", which amount equals the outstanding principal balance under the Existing Note;

            (ii) Two Hundred Eighty Five Thousand One Hundred and Four and 17/100 Dollars ($285,104.17) as and in complete satisfaction of the Company's obligation to make any payments to the Investor as a result of the Company's inability to cause the registration of the Registrable Securities by the Effective Date Deadline; and

            (iii) One Million Two Hundred Thousand Dollars ($1,200,000) by wire transfer of immediately available funds to an account designated by the Company.

Section 1.2 Warrant. The Company does hereby agree to issue the Investor a Warrant to acquire 200,000 shares of the Company's Common Stock in the form of Exhibit B.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES.

Section 2.1   Company Representations and Warranties.

      (a) Organization and Company Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all required power and authority to carry on its business as presently conducted, to enter into and perform this Agreement, the Note, the Warrant and any other agreements contemplated hereby to which it is a party and to carry out the transactions contemplated hereby and thereby.

      (b) Authorization and Non-Contravention. This Agreement and all documents executed pursuant hereto are valid and binding obligations of the Company, enforceable in accordance with their terms. The execution, delivery and performance of this Agreement and all agreements, documents and instruments contemplated hereby, the issuance and delivery of the Note and Warrant, upon conversion of the Note or exercise of the Warrant, the issuance and delivery of the equity securities purchasable upon conversion of the Note or exercise of the Warrant, have been duly authorized by all necessary corporate or other action of the Company.

Section 2.2   Securities Law Compliance.

      (a) The Investor agrees that its Note, the Warrant and the securities issuable upon conversion of the Note and exercise of the Warrant (collectively, the "Securities"), are being acquired for investment and that such Investor will not offer, sell or otherwise dispose of the Securities, except under circumstances which will not result in a violation of the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws. Each certificate or other instrument representing any of the Securities (unless registered under the Securities Act and any applicable state securities laws) shall be stamped or imprinted with a legend in substantially the following form:


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

"THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE SOLD, OFFERED FOR SALE, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (B) AN EXEMPTION THEREFROM, AND, IF REQUESTED BY THE COMPANY, THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT THE TRANSFER IS EXEMPT FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS."

         (b) Restricted Securities. The Investor understands that the Securities will not be registered at the time of their issuance under the Securities Act for the reason that the sales provided for in this Agreement are exempt pursuant to Section 4(2) of the Securities Act based on the representations of the Investor set forth herein. The Investor represents that it is experienced in evaluating companies such as the Company, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to suffer the total loss of the investment. The Investor further represents that it has had the opportunity to ask questions of and receive answers from the Company concerning the terms and conditions of the Securities and the business of the Company, and to obtain additional information to such Investor's satisfaction. All documents, records and books pertaining to the Company and this investment have been made available to the Investor and its representatives, including each Investor's attorney and accountant, that the books and records of the Company will be available upon reasonable notice for inspection by the Investor during reasonable business hours at the Company's principal place of business, and the Investor have had access to and the opportunity to request information from and ask questions of the officers and a directors of the Company. The Investor further represents that it is an "accredited investor" within the meaning of Regulation D under the Securities Act, as presently in effect. The Investor further represents that the Securities are being acquired (and any shares issued upon conversion of the Note or exercise of the Warrant will be acquired) for the account of such Investor for investment only and not with a view to, or with any intention of, a distribution or resale thereof, in whole or in part, or the grant of any participation therein. If an Investor is a corporation, business trust, partnership, limited liability company or other entity, such Investor represents that it was not formed for the specific purpose of acquiring the Securities offered hereby and has total assets of more than $5,000,000. If an Investor is an individual, such Investor represents that: (A) the Investor is a natural person whose individual net worth, or joint net worth with spouse, exceeds $1 million at the time of purchase (in this instance, the term "net worth" means the excess of assets at fair market value, including home and personal property, over total liabilities, including mortgages and income taxes on unrealized appreciation of assets); or (B) the Investor is a natural person who has had individual income of more than $200,000 in each of the two most recent years (2004 and 2005), or joint income with that person's spouse of more than $300,000 in each of those years, and reasonably expects to reach the same income level in the current year (2006).

      (c) State of Residence. The Investor represents that it is a legal resident of, or, if such Investor is an entity, has its principal place of business in, the state listed on the signature page of this Agreement.


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

Section 2.3 Advice of Consultants. The Investor has obtained the advice of independent counsel and tax advisors of Investor's choice in entering into this Agreement and the transactions contemplated hereby or has knowingly elected not to receive such counsel.

                                  ARTICLE III

                              TRANSFER RESTRICTIONS

Section 3.1 Transfers Void. The Investor agrees that it may not sell, give, transfer, assign or otherwise dispose of the Securities, except as expressly permitted by Section 3.2 hereof. Any purported sale, gift, transfer, assignment or other disposition, or pledge of or grant of security interest in, any of the Securities in violation of this Article III shall be null and void.

Section 3.2 Legend. The Securities shall be stamped or imprinted with a legend in substantially the following form:

"THIS NOTE/WARRANT/THESE SHARES IS/ARE SUBJECT TO THE PROVISIONS OF A NOTE PURCHASE AGREEMENT, INCLUDING THEREIN CERTAIN RESTRICTIONS ON TRANSFER. A COMPLETE AND CORRECT COPY OF SUCH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE."

                                   ARTICLE IV

                                     DEFAULT

Section 4.1 Events of Default. With respect to the Investor, if, while any part of the principal of the Investor's Note remains unpaid, any one of the following "Events of Default" shall occur:

      (a) An order, judgment or decree shall be entered by any court of competent jurisdiction, approving a petition seeking reorganization or liquidation of the Company, or appointing a receiver, trustee or liquidator of the Company of all or a substantial part of its assets, which such order, judgment or decree has not been effectively stayed within sixty (60) days after entry;

      (b) the Company shall (i) make a general assignment for the benefit of creditors; (ii) be adjudicated bankrupt or insolvent; (iii) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law; (iv) file any answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding or fail to dismiss such petition within sixty (60) days after the filing thereof; or (v) take any action for the purpose of effecting any of the foregoing;

      (c) the failure by the Company to observe and perform any material covenant, condition and agreement under this Agreement which failure is not cured within thirty (30) days, after written notice from the Investor or discovery by the Company; and


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

      (d) the failure by the Company to observe and perform any material covenant, condition and agreement under the Note which failure is not cured within the applicable cure period (or thirty (30) days if no cure period is expressly provided for such failure), after written notice from the Investor or discovery by the Company;

then and in every such event such Investor may, upon written notice to the Company, declare the Note to be due and payable in full, whereupon the Note shall become due and payable in full.

                                    ARTICLE V

                                  MISCELLANEOUS

Section 5.1 Notices. All necessary notices, demands and requests permitted or required under this Agreement shall be in writing and shall be deemed effective
(a) if given by facsimile or E-mail, when such facsimile or E-mail is transmitted to the facsimile number or E-mail address specified below, the appropriate answer back is received (in the case of a facsimile) and a copy is sent to such party by an express mail carrier at the address indicated below,
(b) three business days after being mailed by certified mail, return receipt requested, postage prepaid to the applicable party at the address indicated below or (c) one business day after being sent by an express mail carrier to the applicable party at the address indicated below:

If to the Company:     Galaxy Nutritional Foods, Inc.
                       2441 Viscount Row
                       Orlando, Florida 32809
                       Facsimile: (407) 855-1099
                       E-mail: c/o Michael E. Broll [MBroll@galaxyfoods.com: and
                       Salvatore Furnari [SFurnari@galaxyfoods.com]
                       Attention: Michael E. Broll

With copies to:        Proskauer Rose LLP
                       2255 Glades Road, Suite 340 West
                       Boca Raton, Florida  33341
                       Facsimile: (561) 241-7145
                       E-mail: dthompson@proskauer.com
                       Attn: Donald E. "Rocky" Thompson, II, Esq.

If to the Investor:    Frederick A. DeLuca
                       c/o Doctor's Associates, Inc.
                       325 Bic Drive
                       Milford, CT 06460
                       E-mail: c/o Joe Esposito [esposito_j@subway.com]
                       and David Worroll [worroll_d@subway.com]
                       Facsimile:
                                  ---------------------------------

or such other address or facsimile number as such party may hereafter specify for the purpose of receiving notice hereunder. A copy of any notice to the Investor shall be provided, as described above, to any counsel designated by the Investor in writing to the Company as above provided.


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

Section 5.2 No Waiver. No failure to exercise, and no delay in exercising, on the part of an Investor, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

Section 5.3 Governing Law; Construction. This Agreement, the Note and the Warrant shall each be deemed to be a contract made under the laws of the State of Florida, and shall be construed in accordance with the laws of the State of Florida. The descriptive headings of the several Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof. This Agreement, the Note and the Warrant, together with the Exhibits hereto and thereto and all documents, instruments and agreements executed pursuant hereto, constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, supersede all prior agreements, understandings or representations pertaining to the subject matter hereof, whether oral or written, and may not be contradicted by evidence of any alleged oral agreement. Venue for any action brought under this Agreement or the Note shall be in Orange County, Florida.

Section 5.4 Amendments, Waivers and Consents. Any term, covenant or condition of this Agreement may be amended, omitted or waived (either generally or in a particular instance and either retroactively or prospectively) only by written consent of all of the parties hereto.

Section 5.5 Expenses. Any expense incurred by either party (including, without limitation, reasonable attorneys' fees and disbursements) in connection with the negotiation, execution, administration or enforcement of this Agreement, the Note and any other document executed in connection with the obligations hereunder or thereunder and any amendment hereto or thereto shall be the sole responsibility and shall be paid such party.

Section 5.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. The signatures to this Agreement need not all be on a single copy of this Agreement, and may be facsimiles rather than originals, and shall be fully as effective as though all signatures were originals on the same copy.

Section 5.7 Attorneys' Fees. In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including reasonable attorneys' fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party's major arguments or position prevailed.

Section 5.8 Construction of Agreement. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties.

                                      * * *


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

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first above written.

                                    "COMPANY"

                                    GALAXY NUTRITIONAL FOODS, INC., a
                                    Delaware corporation

                                    By:      /s/ Michael E. Broll
                                       -----------------------------------------
                                             Michael E. Broll
                                             Chief Executive Officer


                                   "INVESTOR"

                                    /s/ Frederick A. DeLuca
                                    --------------------------------------------
                                    FREDERICK A. DELUCA, an individual

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